Exhibit 99.1

First Ottawa Bancshares Announces Quarterly Earnings

Ottawa, Ill., October 24, 2003  -  First Ottawa Bancshares, Inc. (Pink Sheets: FOTB.PK) reported net income for the three months ended September 30, 2003, of $627,000, or $.96 per common share, compared to net income of $661,000, or $1.00 per common share, for the three months ended September 30, 2002.  Additionally, net income for the nine months ended September 30, 2003 was $1.9 million, or $2.88 per common share, compared to net income of $1.7 million, or $2.53 per common share, for the nine months ended September 30, 2002.

Third quarter income decreased $34,000, or 5.1%, from the third quarter of 2002.  Net interest income after provision for loan losses increased $145,000, which is the net result of a $229,000 decline in total interest income, offset by a $374,000 decrease in interest expense. This increase in net interest income resulted from declining interest rates in 2003 and corresponding decreases in rates offered for both new and re-priced loans and deposits.

“Our net interest margin has continuously improved for the first three quarters of the year” said President and CEO, Jock Brown. “Our loan quality and yields have also benefited from pricing strategies and we have had significant income from mortgage refinancing”.

Noninterest income decreased $45,000, or 6.8% from third quarter 2002. Noninterest income decreased primarily due to decreases in gains on securities sold of $85,000  and a decrease in other income from bank owned life insurance of $51,000.  These decreases were partially mitigated by increased mortgage refinancing activity in the low rate environment. Gains on loan sales to the secondary market increased $82,000 to $155,000 in third quarter 2003 compared to 2002. Service charges on deposit accounts increased modestly by $12,000, or 5.7%, to $224,000. Trust and farm management fee income remained constant at $114,000 in 2003 compared to the same period in 2002.

The Company’s non-interest expense was $1.8 million and $1.7 million for the three months ended September 30, 2003 and 2002.  Salaries and benefits, which is the largest component of non-interest expense, increased $11,000, or 1.2%, to $964,000.  Increases in occupancy and equipment expense of $35,000, professional fees of $57,000 and other expenses of $19,000, contributed to the $129,000 increase in noninterest expense for the three month period. Increased salaries and benefits were primarily a result of additional personnel hired to staff the Morris, Illinois facility, which opened in July 2003. The increase in occupancy and equipment expenses was due primarily to increased depreciation on capital expenditures related to the renovation of the main banking facility and the construction of the Morris facility. Increased professional fees were a result of the consulting and legal costs associated with the pending acquisition of two branch facilities in Streator. Increases in other expenses resulted from increased mortgage banking expenses of $23,000,  an increase in director life insurance expense of $27,000, and other expenses related to index powered certificates of deposit of $12,000. These increases were partially offset by decreases in losses on sale of repossessed autos of $22,000,  in addition to decreased credit card portfolio related expenses and merchant expenses of $14,000.

Total assets at September 30, 2003 decreased to $231.8 million from $240.7 million at December 31, 2002.  Total deposits at September 30, 2003, were $198.6 million, compared to $193.8 at December 31, 2002.  Total equity at September 30, 2003, and December 31, 2002, was $25.7 million and $25.2 million, respectively.

First Ottawa Bancshares, Inc. is a community-based bank holding company headquartered at 701 LaSalle Street, Ottawa, Illinois.  We serve the surrounding communities through our full-service commercial bank subsidiary, the First National Bank of Ottawa.  The Bank has four locations in Ottawa, a new branch in Morris and is in the process of purchasing two branches in Streator.  All information at and for the period ended September 30, 2003, has been derived from unaudited financial information.

Special Note Concerning Forward-Looking Statements

This press release contains, and future oral and written statements of the Company and its management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company.  Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions.  Additionally, all statements in this press release, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.

                A number of factors, many of which are beyond the ability of the Company to control or predict, could cause actual results to differ materially from those in its forward-looking statements.  These factors include, among others, the following: (i) the strength of the local and national economy; (ii) the economic impact of past and any future terrorist attacks, acts of war or threats thereof and the response of the United States to any such threats and attacks; (iii) changes in state and federal laws, regulations and governmental policies concerning the Company’s general business; (iv) changes in interest rates and prepayment rates of the Company’s assets; (v) increased competition in the financial services sector and the inability to attract new customers; (vi) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (vii) the loss of key executives or employees; (viii) changes in consumer spending; (ix) unexpected results of acquisitions; (x) unexpected outcomes of existing or new litigation involving the Company; and (xi) changes in accounting policies and practices.  These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.  Additional information concerning the Company and its business, including additional factors that could materially affect the Company’s financial results, is included in the Company’s filings with the Securities and Exchange Commission.